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                                                                    EXHIBIT 99.1


           GEORGIA-PACIFIC PRICES $1.5 BILLION SENIOR NOTES OFFERING


         ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today priced its $1.5 billion senior notes offering, consisting of $800 million of 9.375 percent notes due in 2013 and $700 million of 8.875 percent notes due in 2010. The 9.375 percent notes due in 2013 will be callable at the company's option beginning in 2008. The company expects to close the offering on or before Jan. 30, 2003.


         Proceeds from the offering will be used to repay approximately $500 million outstanding under Georgia-Pacific's capital markets bridge facility, which matures Aug. 16, 2003, and approximately $1 billion of bank debt outstanding under the company's revolving credit facility.


         Following this offering, Georgia-Pacific will have $1.7 billion outstanding under its revolving credit facility and approximately $1.3 billion of available liquidity under this facility.


         "We are very pleased to successfully complete this important financing and to have increased it significantly from its original size of $500 million due to attractive terms and strong investor confidence in Georgia-Pacific," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "We believe the offering addresses any possible liquidity concerns that investors may have had. The market's positive reaction reaffirms the strength of Georgia-Pacific's businesses and its solid long-term fundamentals."


         The notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Georgia-Pacific will offer to exchange the unregistered notes for substantially identical registered senior notes following the completion of the offering. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.


         Goldman, Sachs & Co. and Banc of America Securities LLC served as joint bookrunning managers of the offering.


         Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 65,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern(R), Angel Soft(R), Brawny(R), Sparkle(R), Soft 'n Gentle(R), Mardi Gras(R), So-Dri(R), Green Forest(R) and Vanity Fair(R), as well as the Dixie(R) brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.


This news release contains forward-looking statements concerning
Georgia-Pacific's future financing plans. The closing of the financing transactions discussed herein is subject to the satisfaction of customary conditions.